Exhibit 99.3

April 16, 2008

CONSENT OF LEHMAN BROTHERS INC.

We hereby consent to (i) the inclusion of our opinion letter, dated January 17, 2008, to the Board of Directors of NYSE Euronext, as an Annex to the prospectus that forms a part of amendment no. 2 to the Registration Statement on Form S-4 of NYSE Euronext, as filed by NYSE Euronext on April 18, 2008 (the “Prospectus”), relating to the proposed business combination transaction between NYSE Euronext and The Amex Membership Corporation and (ii) the references in the Prospectus to such opinion and our firm under the headings:

•	“Summary — Opinions of Financial Advisors”
•	“The Mergers — Background of the Mergers,” “— NYSE Euronext’s Reasons for the Mergers — Financial Considerations,” “— Opinion of Lehman Brothers, Financial Advisor to NYSE Euronext”
•	“Information About NYSE Euronext — Certain Relationships and Related-Party Transactions”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Prospectuses within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

LEHMAN BROTHERS INC.

By:

Name: Joel B. Fleck

Title: Senior Vice President